Exhibit 99.2

Third Quarter Fiscal 2010 Earnings

Conference Call Script

August 2, 2010

Pat Davidson

Good morning and thanks for joining us.  Earlier today, we published our third quarter results for fiscal 2010.  A copy of the release is available on our website at www.oshkoshcorporation.com.  Today’s call is being webcast and is accompanied by a slide presentation, which is also available on our website.  The audio replay and slide presentation will be available on our website for approximately 12 months.  Please refer now to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These forward-looking statements are subject to risks that could cause actual results to be materially different.  These risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC.  We disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Presenting today for Oshkosh Corporation will be Bob Bohn, our Chairman and Chief Executive Officer; Charlie Szews, President and Chief Operating Officer; and Dave Sagehorn, Executive Vice President and Chief Financial Officer.

Let’s begin by turning to slide 3 and I’ll turn it over to Bob.

Bob Bohn

Oshkosh Fiscal Q3 2010 Results

Thank you, Pat.  Good morning and thank you all for joining us today.  I’m happy to announce another excellent quarter with results driven by continued outstanding execution and performance in our defense segment.

For the quarter, our sales increased 100.8% to $2.4 billion, leading to third quarter records for operating income of $340.5 million and earnings per share (“EPS”) of $2.31.  Our defense segment continued to deliver strong results even as we began to ramp down M-ATV production in the quarter.  It’s been just over a year since we began shipping M-ATVs to support our warfighters, and what a year it has been for Oshkosh.  We achieved our commitment of producing 1,000 units per month by December 2009 and ran at that level until this spring.  We continue to produce these life-saving vehicles at a rate of a couple hundred per month and expect to do so, with the orders we’ve received to date, until sometime later this fall.  I’m also happy to report that we saw year-over-year sales growth for our construction-related products.  Now, this growth is coming off very low levels, but we do view it as a positive sign for these markets.

Our strong performance again this quarter allowed us to reduce our debt by an additional $175 million.  Debt reduction continues to be a primary focus for us.  In addition, we remain committed to investing in our Company, such as the start-up of our manufacturing facility in Tianjin, China in the third quarter to produce access equipment for Asian markets.  We also expect to incur some costs in the coming year over and above our historical run rate, but we are confident that spending for new product development, manufacturing efficiencies and information systems, as examples, will yield great benefits as they help us improve and grow our business.

We’ve also made some changes to our executive leadership, which was brought on by the recent retirement of Craig Paylor, who spent more than 30 years with JLG.  Craig has been one of the pioneers and icons of the industry and we appreciate all that he has done for JLG and JLG’s customers.  He will truly be missed and we thank him for his leadership and his passion.  Wilson Jones, who had been running our fire & emergency segment, has stepped in to head up the access equipment segment.  We are delighted to have such a strong and capable leader to guide a business that is a key to our future growth.  Taking over for Wilson at fire & emergency is Jim Johnson, who was recently our vice president of sales & marketing at Pierce.  Like Wilson, Jim is a strong and capable leader who is well known by our dealer networks and customers in this segment.

With that, I will turn it over to Charlie for a more detailed discussion by segment.

Charlie Szews

Thanks Bob.  Please turn with me to slide 4.

Defense

As we discussed on our last call, execution, especially on the M-ATV contract, continues to drive our Company’s stellar performance in fiscal 2010.  M-ATV production has kept us very busy over the past year, but we are now preparing to transition from M-ATV production to FMTV production.  And, we are doing this while we continue to build solid volume of new and remanufactured FHTVs, LVSRs and MTVRs for our Army and Marine Corps customers.

We do have sizable orders in our backlog for M-ATV kits and spares that will ship over the next few quarters as we service the needs of the DoD’s Joint Program Office (“JPO”) and our warfighters.  Of course, we appreciate the positive comments we’ve received regarding the M-ATV and its performance on the battlefield.  The M-ATV is providing outstanding protection for our men and women in Afghanistan, saving numerous lives and enabling our warfighters to extend their missions into more remote, difficult terrain.

We continue to pursue additional opportunities for sales of the base M-ATV and M-ATV variants to both domestic and international customers.  However, these sales often take time to develop.  To reiterate a comment I made on the last earnings call, any additional vehicle delivery orders that we might receive would likely not be realized until fiscal 2011.

Regarding the FMTV program, we remain busy with pre-production activities and have been able to meet all of the U.S. Army’s original planned milestones for test units and evaluations despite the lengthy protests.  We’ve delivered all test units required to date and hear that they are performing well in rigorous Army testing.  Additionally, we are nearing completion of our electrocoating facility, which is a significant milestone in our production preparations.  We expect to begin delivering units in the first quarter of fiscal 2011, and reach a higher, normalized production rate in the spring of 2011.

There is no shortage of stories in the press about plans to rein in defense spending.  There is increased scrutiny of many defense programs and increased examples of programs being put out for bid as the U.S. government looks to reduce costs.  As we have said previously, it would not surprise us to see our defense programs competed when our current contracts expire.  The government has, in fact, contacted us to inquire about purchasing the design rights for some of our vehicles.  Of course, as we mentioned on the last earnings call, we believe that we are well positioned to compete for and retain any of the programs that we currently supply.  As we look at our defense business, we’re encouraged by our significant backlog, a large portion of which extends into fiscal 2011.  We also recognize that our FHTV contract provides for delivery of these vehicles through our fiscal 2012 and the FMTV contract provides for deliveries of vehicles and trailers through our fiscal 2014.  We believe this puts Oshkosh in a unique position for fiscal 2011 as the outlook for our defense business provides a solid foundation for what we believe will be a gradual economic recovery.

In addition, as Bob mentioned in his opening remarks, we continue to invest in new product development.  This is certainly characterized by the time and effort we are putting into opportunities such as our June 18 bid to provide an improved suspension system for U.S. Marine Corps HMMWVs, and the pursuit of foreign military sales (“FMS”) of the M-ATV.  We are particularly excited about the Marines’ HMMWV suspension upgrade opportunity.  We are confident that our industry-leading TAK-4® suspension would significantly upgrade HMMWV performance for the Marine Corps and hope that we have the opportunity to be downselected to prove that performance.  We have also expanded our M-ATV product offerings to include ambulance, cargo and SOCOM, or Special Operations Command, variants.

Please turn to slide 5.

Access Equipment

This quarter we saw continued access equipment sales growth in emerging markets.  This is a trend that has been ongoing for a number of quarters.  The big change this quarter, however, was that JLG sales, excluding M-ATV sales to our defense segment, were up both year-over-year and sequentially in every major region of the world.  We have not been able to make a statement like that for many quarters.  We understand that these increases were off very low bases, but we believe it is still a positive overall sign that the access equipment market has begun to improve.  Demand in the U.S. has been fueled mainly by replacement of aged units, although we have continued to see some encouraging data points in the form of equipment utilization and rental rates as well as strengthening prices for used aerial work platforms.  We’ve also seen surveys indicating a growing number of customers plan to increase their capital spending for access equipment next year.  Of course, we are realistic in our assessment of this market and our expectations for growth can probably best be described as measured.  We also booked strong orders for our military telehandlers during the quarter, further strengthening our outlook for this segment.

JLG performed well again on the M-ATV contract in the third quarter as they wound down production of complete M-ATVs.  JLG will supply crew capsules for M-ATVs as they continue to support defense segment M-ATV production.  Many employees that were involved with complete M-ATV assembly have been reassigned to production of traditional JLG products.

Dave Sagehorn and I visited our new factory in Tianjin, China during the quarter and were encouraged by the progress that has been made.  Production is low now, as we slowly introduce additional models into China for assembly.  We will be supplying China and the Asia Pacific region with products from the Tianjin factory.  The official grand opening of this facility is scheduled for later this fall when we have achieved a higher rate of production.

Finally, as Bob mentioned, we have a new segment president.  We will miss Craig Paylor’s leadership, his passion, his dedication and his strong commitment to JLG and to the access equipment industry.  As difficult as it is to replace Craig, we have the right person in Wilson Jones who assumed leadership of the segment on July 1.  Many of you already know Wilson as the man who has been leading our fire & emergency segment over the past several years.  He did an outstanding job with that segment and I am very confident in Wilson’s ability to lead this important business.

Since Wilson previously managed JerrDan, which is literally five minutes by car from JLG and shares a number of common customers with JLG, he will continue to manage JerrDan.  Effective July 1, JerrDan will be included in the access equipment segment instead of the fire & emergency segment.  The integration of the two businesses has commenced with the announcement in mid-July that two JerrDan manufacturing facilities will be closed with all production integrated into JLG’s McConnellsburg and Shippensburg, Pennsylvania facilities.

Please turn to slide 6 to discuss our fire & emergency segment.

Fire & Emergency

As many of you are already aware, the North American fire truck market has experienced lower order rates over the past year due to lower municipal spending.  This trend has continued and will likely be with us through at least our fiscal 2011.  Against this backdrop, our Pierce fire apparatus business has performed well as it has been able to increase its share in the competitive fire truck market over the past several years.  This has helped to offset some of the recent impact of lower municipal spending.   Pierce has also continued to achieve success securing orders from international customers.  Going global is a strategy that we will continue to pursue, in part to mitigate current weak domestic order trends.

Our airport products business has also performed well in this challenging environment.  The group recently launched, in both the U.S. and Europe, a brand new Striker ARFF unit, the Global Striker.  The Global Striker lowers maintenance times, offers improved performance and does it all with attractive European styling.

With Wilson Jones’ move from fire & emergency to access equipment, it gave us the opportunity to move one of our top performers, Jim Johnson, into the fire & emergency president position.  During Jim’s time in the segment, he has led Pierce’s dealer development and sales & marketing efforts.  He’s been very successful in a difficult environment and we know he is the right person for this job.

Please turn to slide 7 for a discussion of our commercial segment.

Commercial

We increased sales in our concrete placement products business this quarter, led by strength in international mixer shipments.  International sales growth has been a consistent theme over the past several quarters.  We also recorded a small sales increase in the U.S. for concrete placement products.  We still need to see improved demand domestically, driven by increased construction activity, before this business can be considered to be solidly on the road to recovery.

During the third quarter, our refuse collection vehicle (“RCV”) business continued to perform relatively consistently in an inconsistent world.  In May, we participated in the annual Waste Expo Show and highlighted two strong new products.  We introduced the Low Profile Pacific Front Loader and the ZR Zero Radius Side Loader.  Both have been well received and are driving increased interest in McNeilus RCVs.

The commercial segment has continued to benefit from IMT supplying components to our defense segment, something that we expect to continue into fiscal 2011.  IMT is our service body and truck-mounted crane business and has done a super job of leveraging its core competencies to provide high quality parts to support the activities of our defense business.

That’s a brief overview of our operations. Dave, please take it from here.

Dave Sagehorn

Thanks Charlie and good morning everyone.

Please turn to slide 8.

Consolidated Results

Consolidated net sales of $2.44 billion for the third fiscal quarter were up more than 100% compared with the same quarter of last year due primarily to M-ATV sales, including aftermarket parts & service, in the current year quarter and an increase in sales of our traditional access equipment products.  Operating income increased to $340.5 million, or 14.0% of sales.  Similar to our second quarter of fiscal 2010, operating income margins benefited from improved margins in our defense segment as well as improved performance in our access equipment segment attributable to M-ATV production for defense and better results in JLG’s traditional business.  EPS from continuing operations for the quarter was $2.31 compared to a loss of $0.28 during the third quarter of fiscal 2009.  Included in the results for this quarter was a $0.17 per share benefit from the settlement of an IRS tax audit.

Corporate expenses were above prior year levels due primarily to higher incentive compensation expense. During the quarter, intersegment eliminations contributed to earnings as we recognized the earnings on previously recorded intersegment sales, primarily M-ATV, that were still in inventory at the end of our second quarter.

As Bob mentioned, we reduced our debt by $175 million in the quarter.  We have been able to reduce debt in each of our last nine quarters.

We ended the quarter with cash of $424.5 million, down from $844.9 million in the second quarter.  The decrease in cash in the third quarter was in line with our expectations as we used cash previously received from the U.S. government for M-ATVs to pay suppliers.

Let’s take a look at each of the segments in detail.

Please turn to slide 9.

Defense

Defense segment sales were $1.7 billion in the third fiscal quarter, an increase of 181% compared with last year’s third fiscal quarter, due to M-ATV related sales of $1.08 billion.  We sold close to 1,600 M-ATVs in the quarter as we began to ramp down our delivery efforts for this program.  Operating income increased from $92.9 million in last year’s third fiscal quarter to $304.1 million in the third quarter of fiscal 2010.

Operating income margins in the quarter increased to 17.9%, compared with 15.3% in the third quarter of fiscal 2009.  The improvement in margins over the prior year quarter was the result of high M-ATV related volume and relatively fixed engineering and administrative expenses on the higher sales base.  There was minimal impact on results in the quarter from the FMTV program, as our production has been limited to a few test vehicles.  We have been incurring start up costs related to the relocation of production to accommodate FMTV vehicle fabrication and assembly, and other costs, all of which are expensed as incurred.

Backlog in this segment was $4.5 billion at June 30, 2010, up 36.5% compared with June 30, 2009.  The M-ATV program accounted for approximately $1.4 billion of the total backlog at June 30, 2010.

Please turn to slide 10.

Access Equipment

Access equipment segment sales were $689.9 million in the third fiscal quarter, up 226% compared with the same period last year.  This increase was driven by intersegment M-ATV sales to the defense segment of approximately $316 million and increased sales of JLG’s traditional products.  Access equipment segment sales to external customers were $373.9 million, up 77% compared with the prior year quarter.  As Charlie mentioned, sales to external customers were up in all regions, led by North America, which was up approximately 70%, and Latin America, Australia and the Pacific Rim, which were each up by more than 100%, albeit off generally low bases.  While sales in Europe were up in the quarter, the growth rate in this region significantly trailed the growth rate of the other regions.

The segment recorded operating income of $31.6 million, compared with an operating loss of $71.2 million in the prior year quarter.  Operating income margins were significantly improved over the prior year quarter largely due to lower provisions for credit losses; intersegment M-ATV sales, which had margins in the high single digits including overhead allocations; higher sales volumes for traditional access equipment; and lower material costs compared with last year, when there were still sales of units assembled with very high priced steel.  When you exclude the impact of intersegment M-ATV sales, the access equipment segment achieved a small profit in the quarter for the first time since the fourth quarter of fiscal 2008.

Backlog for access equipment was $186.5 million at June 30, 2010, an increase of 61.5% compared with June 30, 2009, largely reflecting higher orders in much of the world.  Backlog at JLG also benefitted from strong military telehandler orders earlier this year.  JLG’s backlog does not contain any M-ATV related orders.

Please turn to slide 11.

Fire & Emergency

Turning to fire & emergency, sales in the third fiscal quarter declined 15.6% to $243.3 million, compared with the prior year’s third fiscal quarter.  Lower sales in most businesses in this segment were the result of lower domestic municipal spending and overall weakness in the economy, as well as the timing of deliveries of airport products.

The segment recorded operating income of $17.5 million, compared with operating income of $32.7 million in the prior year quarter.  Operating income margins in the segment decreased to 7.2% compared with 11.4% in the prior year quarter due largely to an adverse product mix, investments in new products, lower absorption and dealer transition costs.

Compared with June 30, 2009, fire & emergency backlog was down 9.7% to $474.4 million at June 30, 2010, mainly due to lower order rates across most of the segment as a result of lower municipal spending and the timing of prior year orders.

Please turn to slide 12.

Commercial

Commercial segment sales increased 14.4% to $158.3 million compared with last year’s third fiscal quarter.  The increase in sales was largely a result of higher concrete mixer sales, mostly international, off extremely low volumes in the prior year quarter and intersegment manufacturing for the defense segment.  RCV sales in the quarter were flat compared to the prior year quarter.

We recorded operating income of $7.0 million, or 4.4% of sales, for the segment in the third fiscal quarter, compared with operating income of $2.1 million, or 1.5% of sales, in the prior year quarter.  The increases in operating income and operating income margins in the quarter were primarily due to increased intersegment manufacturing activity.

Backlog for the commercial segment at June 30, 2010 was $81.3 million, up 8.2% compared with June 30, 2009.

Please turn to slide 13 for a qualitative update to our outlook for fiscal 2010, starting with defense.

Update to Fiscal 2010 Outlook

We expect to continue to deliver strong earnings through the remainder of fiscal 2010 due to strength in our base defense business and strong performance from M-ATV related products.  We expect to deliver between 700 and 800 M-ATVs in the fourth fiscal quarter, down from close to 1,600 in the third quarter.  We believe that M-ATV parts & service sales will be higher in the fourth quarter than in the third quarter.  We also expect that our non-M-ATV defense sales will be up modestly from the third quarter.

We believe that defense operating income margins in the fourth quarter will be modestly lower than third fiscal quarter operating income margins.

In access equipment, we expect that sales in the fourth quarter will be lower than in the third quarter due to a decrease of more than 50% in intersegment M-ATV sales to the defense segment.  We believe sales of traditional JLG products to external customers will be down somewhat compared to the third fiscal quarter as the third fiscal quarter is traditionally the seasonally strongest quarter of the year.  We do, however, believe that fourth fiscal quarter sales excluding M-ATV intersegment sales will be higher than prior year fourth quarter sales.  We expect that margins in this segment will be lower than in the third fiscal quarter due largely to the lower sales volume. Costs and charges associated with the move of JerrDan production, which as Charlie mentioned will be part of the access equipment segment in the fourth quarter, are expected to total between $0.06-$0.08 per share. The timing of recording these amounts will depend on when production at the existing JerrDan facilities ends. We could end up recognizing some of the costs in the fourth quarter of fiscal 2010 and some in the first quarter of fiscal 2011. We expect a positive payback from these moves in approximately one year.

We believe that sales in our fire & emergency segment will be near prior year fourth quarter levels due largely to the timing of deliveries to both domestic and international customers.  We expect that fourth fiscal quarter operating income margins will improve from the third fiscal quarter, due to higher expected sales volumes.

In the commercial segment, we expect that sales in the fourth quarter will be near levels experienced in the third quarter at similar to lower operating income margins.

We estimate that our tax rate for the year will now be near 34% reflecting the favorable IRS audit results in the third quarter.  We also continue to expect that our capital spending for fiscal 2010 will be approximately $100 million.

Finally, we’ve paid down nearly $600 million of debt through the first nine months of fiscal 2010 and plan to further reduce our debt in the fourth quarter.

Before I turn it back over to Bob, let’s take a look at our expectations for fiscal 2011.  Please turn to slide 14.

Initial Expectations for Fiscal 2011

We expect that our defense segment will deliver solid performance in fiscal 2011.  However, defense sales and operating income will clearly not be at the levels that we are experiencing in fiscal 2010, which we expect to include close to $4.5 billion of M-ATV related sales that will not be repeated in fiscal 2011.  We expect that strong M-ATV parts & service sales to fulfill initial parts orders received in fiscal 2010 and the planned ramp up of production of the FMTV program will help mitigate some of the decline in M-ATV truck sales volume, although we believe that margins on the FMTV program will be very low initially.  More than 60% of the defense segment’s June 30 backlog is expected to be filled in fiscal 2011 and, as Charlie mentioned, we continue to pursue business that may result in additional amounts being added to the fiscal 2011 backlog.

Turning to our non-defense segments, we are seeing signs that lead us to believe that we will see improvement in a number of these businesses compared to fiscal 2010.

We currently believe that, excluding intersegment M-ATV activity we will see higher sales in our access equipment segment in fiscal 2011.  This is based on improvements that we are seeing in used equipment values, increased indications from customers of the need to replace units and average fleet ages that continue to increase over traditional levels.  Geographically, we expect modest improvement in North America off current low levels, relatively flat sales in Europe, Africa and the Middle East and continued strong growth in emerging markets.  We also believe that these higher sales of traditional JLG products will allow the access equipment segment to record positive operating income in fiscal 2011.

We believe sales in the fire & emergency segment will be modestly lower compared to fiscal 2010 due mainly to continued weak municipal spending.  We expect that margins in this segment will continue to be pressured due to expected lower sales volume, a shift to units with lower content, increased new product development spending and a more challenging pricing environment, especially internationally.

We believe that our commercial segment will see modestly higher sales in fiscal 2011.  We expect that concrete mixer sales domestically will remain relatively flat, but international concrete mixer sales will continue to grow.  Turning to RCVs, we believe that our RCV sales will be flat to modestly higher in fiscal 2011 as we anticipate our customers will look to replace older units in their fleets.  We have a larger concentration of private haulers as customers and, as a result, our exposure in this market to municipal spending is limited.  Finally, we expect that intersegment sales of components to the defense segment will decrease in fiscal 2011.  We expect that operating income margins in the commercial segment will not differ significantly from fiscal 2010 operating income margins.

Charlie talked about our commitment to continue investing in the business to allow us to maintain our market leadership positions and take advantage of future growth opportunities.  These investments, in the form of operating expenses and capital expenditures, will occur in each of the segments and at corporate.  We expect that our corporate expenses will be higher than in fiscal 2010 as we invest to support the international growth initiatives that our segments have undertaken in fiscal 2010 and plan to undertake in fiscal 2011.  We also intend to invest in our information systems and organizational capabilities in fiscal 2011.

We plan to continue focusing on debt reduction in fiscal 2011, as we did in fiscal 2010, although we anticipate that debt reduction will be at a more modest pace than we will achieve in fiscal 2010.

Closing out with a few additional items before I turn it back over to Bob, we expect that our fiscal 2011 capital expenditures will approach $100 million, but could reach $125 million if the economic recovery strengthens, and that our tax rate will be approximately 37% - 38%.

I’ll turn it back over to Bob for our closing remarks.

Bob Bohn

Thanks, Dave.

Today, we announced another record quarter for revenue, operating income and earnings per share powered by our defense segment.  Additionally, fiscal 2010 will be a record year, led by defense and strong M-ATV deliveries. We won’t repeat this stellar performance in our defense segment in fiscal 2011, as Dave mentioned, but our traditional defense programs and aftermarket opportunities should provide a solid foundation for us throughout the year.

Our non-defense, non-municipal businesses have begun to improve and we have seen numerous encouraging signs that bode well for these businesses next year.  We have many reasons to be optimistic and we are, but we are also mindful and aware that economic recovery is likely to be gradual and take some time to be realized.  As a responsible leadership team, we are appropriately managing our businesses to deliver outstanding products and services to our customers.  To accomplish this, we are working to strike the right balance of investing in people, products, processes and infrastructure to capture growth opportunities, lower our cost structure and leverage our market position for the economic upturn.  We believe that our approach is well planned and we have a tradition of executing our plans at Oshkosh.  We view this as our mission and will work hard and smart to ensure that the Company performs as we strive to deliver value for both our customers and our shareholders.

Thank you for your continued interest in and support of Oshkosh Corporation.

I’ll turn it back over to Pat and we’ll get started with questions.

Pat Davidson

Thanks Bob.  I’d like to remind everyone to limit their questions to one plus a follow-up. Please avoid questions with multiple subparts as this makes it difficult to ensure that everyone has an opportunity to participate.  After the follow-up, we ask that you get back in queue to ask additional questions.

Operator, please begin the question and answer period of this call.